EXHIBIT 10.84
[FTI Palladium Partners Letterhead]
March 25, 2008
James Li
CEO
Syntax-Brillian Corporation
20480 E Business Parkway
City of Industry, CA 91789
Dear Board:
1. Introduction
This letter confirms the engagement of FTI Consulting, Inc (“FTI”) by Syntax-Brillian Corporation (“you,” “your” or “SBC” or the “Company”) to provide certain employees to the Company to assist it with the services described below (the “Engagement”). This letter of engagement and the related supporting schedules constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.
2. Scope of Services
To the extent requested by you, FTI will provide the following individuals to work with you and your team in connection with the services (the “Services”) outlined below:
•	Provide the services of Greg Rayburn (“Rayburn”) to serve as the interim chief operating officer (the “COO”) of the Company, reporting directly to the Board of Directors and to the Chief Executive Officer. Rayburn will lead and direct an operational turnaround of the Company. In the capacity of interim COO Rayburn will enjoy the same full and free access to the Board of Directors and its Committees as other members of the senior management of SBC as specified in the Corporate Governance Guidelines of the Board of Directors and, to the extent determined by the Board of Directors from time to time, will be granted the right to attend and participate (but not vote) in the meetings of the Company’s Board of Directors, or its Committees, as an observer (it being understood that the Board of Directors of the Company may from time to time meet in “executive session” or otherwise ask that certain or all non-directors not attend such meeting or a portion thereof) (such role referred to as “Board Observer”). The COO shall be considered to stand within the attorney client privilege among or between the Company and its counsel.

•	Provide the services of Kyle Boyle (“Boyle”) and Michael Tucker (“Tucker”) to serve as the temporary employees (the “Temporary Employees”) of the Company,

with Boyle reporting directly to Rayburn and with Tucker reporting directly to the Chief Financial Officer; The Temporary Employees shall be considered to stand within the attorney client privilege among or between the Company and its counsel; and

•	To the extent determined by mutual agreement of you and Rayburn, provide the services of other Temporary Employees to support Rayburn in his role and in the accomplishment of the following specific aspects of the Services in coordination with the Company’s senior management and assigned permanent employees:
1.	Work with management to further identify and implement both short-term and long-term process improvement and control initiatives within the organization; and

2.	Assist management, if required, in the development of and implementation of cash management strategies, tactics and processes; and

3.	Assist in the communication and/or negotiation with outside constituents including lenders, customers and suppliers; and

4.	Assist in any re-financing of senior debt; and

5.	Assist in any sale or purchase of significant assets or business segments; and

6.	Assist in the preparation and analysis of operating and financial budgets if required; and

7.	Assist management, if required, with the development of a business plan, and such other related forecasts to be utilized during negotiations with outside constituencies or by the Company for other corporate purposes; and

8.	Have responsibility for managing the Credit Parties’ restructuring process including, without limitation, assisting in (a) developing possible restructuring plans or strategic alternatives for maximizing enterprise value and (b) negotiating with the Credit Parties’ lenders, vendors, suppliers, and other stakeholders in connection with any restructuring, including with respect to interim, permanent, bridge or other refinancing, and any restructuring or reorganization.

9.	Provide such other similar services as may be requested by the Board of Directors.
We will keep you informed as to our staffing and will not add additional Temporary Employees to the assignment beyond our current staffing levels without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company’s other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Temporary Employees and will adjust the staffing level upwards or downwards as you direct.
In addition to these specific services, we understand that at your request and to the extent appropriate, such Temporary Employees may be asked to participate in meetings and discussions with the Company, its lenders, other constituencies and their respective professionals.
The Services of the Temporary Employees may be performed by FTI or by any subsidiary of FTI, as FTI shall determine in consultation with the Company. FTI may also provide, with the prior approval of the Company, non-officer Services through agents or independent contractors. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Additionally, each Temporary Employee and FTI or FTI Subsidiary employee, agent, or independent contractor assigned to the Services for the Company shall also agree to abide by the terms and conditions of all policies and procedures of the Company, including without limitation the Company’s Business Conduct Policy, Corporate Governance Guidelines, Code of Ethics and Whistleblower Policy.
3. No Assurance on Financial Data
Because of the time and scope limitations implicit in this Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Temporary Employees are not being requested to perform an audit or to apply generally accepted auditing standards or procedures. We further understand that all of our professionals are entitled, except in the event that it is unreasonable to do so, to rely on the accuracy and validity of the data disclosed to us or supplied to us by the Company’s officers, directors, employees and agents. We will not be under any obligation to update data submitted to us or extend our activities beyond the scope set forth herein, unless we agree to do so upon your specific request. Further, due to the factors referenced in this paragraph, any periodic oral and/or written reports provided by us will not provide assurances concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based.
4. Privileged and Confidential Information and Work Product
The Company acknowledges that all advice (written or oral) given by the Temporary Employees to the Company in connection with the Engagement is, intended solely for the benefit and use of the Company (limited to the Board of Directors and management) and we understand that the Company has agreed to treat any ‘advice received from us, whether orally or in writing, confidential and, except as provided in this Engagement

Contract, will not publish, distribute or disclose in any manner any advice developed by or received from us without our prior written approval (except to the Company’s respective officers, directors, employees, agents, attorneys, advisors lenders, or prospective lenders and persons who have a need to know such information in order to perform services under this Engagement Contract). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the advice sought is required to be disclosed by law or by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal) provided however that the Company shall provide FTI with prompt written notice of such requirement, (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company’s knowledge owes no obligation of confidence with respect to such information.
5. Fees
Our agreed upon compensation for services will be based on the time incurred by FTI personnel multiplied by our standard hourly rates, summarized as follows

Senior Managing Directors	$525-715
Directors/Managing Directors	425-620
Associates/Consultants	235-440
Administrative/Paraprofessionals	100-180
Hourly rates are generally revised periodically. We will notify you of any such changes to our rates. Note that we do not provide assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.
It is understood that if employees of FTI are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), FTI will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time.
In addition to the fees outlined above, FTI will bill for reasonable direct expenses which are likely to be incurred on your behalf during this engagement. Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as certain telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to the engagement.
We will require a retainer of $500,000 to be paid in connection with the execution of this agreement. We typically hold this retainer and apply it to our final bill for services with any excess then refunded to the Company. We reserve the right, however, to apply the retainer to our fees as the engagement proceeds.

Invoices for fees and expenses incurred in connection with this Engagement may be billed weekly, and are due upon receipt. If we do not receive payment of the retainer or any invoice with in 5 days of the invoice date, we shall be entitled, without prejudice to any other rights that we may have, including the charging of interest at 1.5% per month, to immediately suspend provision of the Services until all sums due are paid in full.
The Company agrees to promptly notify FTI if it extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that it will pay FTI a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus, to be paid to FTI’ s former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.
6. Conflicts of Interest
Based on the list of interested parties (the “Potentially Interested Parties”) provided by you, we have undertaken a limited review of our records to determine FTI’s professional relationships with the Company and its significant parties-in-interest (officers, directors, and various lenders). FTI does work for the lender SilverPoint Finance on unrelated matters (as well as various law firms) and has in the past worked for SilverPoint Finance in connection with the Company. From the results of such review, we are not aware of any conflicts of interest or relationships that would preclude us from performing the above Services for you.
As you know, however, we are a large consulting firm with numerous offices throughout the United States. We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties. We will not accept an engagement that directly conflicts with this Engagement without your prior written consent.
7. Limitation of Liability
The Company agrees to indemnify, hold harmless and defend FTI against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which FTI is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person’s bad faith, self dealing, gross negligence or willful misconduct.

These indemnification provisions extend to the officers, directors, principals, members, managers, stockholders, employees, representatives, agents and counsel of FTI and shall survive the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expenses incurred in connection with enforcing such indemnified person’s rights under this letter agreement.
In addition to the above indemnification, FTI personnel serving as employees of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificate of incorporation, by contract or otherwise.
The Company agrees that it will use its commercially reasonable efforts to obtain Directors and Officers insurance and that should such insurance be obtained, it specifically will include and cover Rayburn (and any other employee of FTI who, at the request of the Board of Directors of the Company, FTI agrees will serve as an officer of the Company) under the Company’s policies for directors’ and officers’ insurance. The Company agrees to also maintain insurance coverage for Rayburn for a period of not less than two (2) years following the date of termination of such FTI employee’s services hereunder. The provisions of this section 7 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, by-laws or other organizational documents or policies shall affect any of Rayburn’s rights hereunder. The obligations of the parties as reflected herein shall survive the termination of the Engagement.
The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of FTI’s employees serving as a Temporary Employee, including Rayburn as COO of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to the Temporary Employees).
8. Waiver of Jury Trial/Dispute Resolution
The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and FTI and shall be subject to no exceptions.
9. Term of Engagement
This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. Either the Board or Directors (or duly authorized subcommittees of the Board of Directors) or we may terminate this letter agreement and our engagement at any time upon the giving of at least ten (10) business days prior written notice to the other party or immediately by either party for Cause or upon a material breach of this Agreement by the other party. Termination shall not affect our right to receive payment for services performed, reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this letter agreement), except in the event of a termination by the Company for Cause or due to a material breach by FTI of this Agreement, or the Company’s obligations under section 7 herein. In the event of termination, other than by the Company for Cause or material breach by FTI, you agree to pay us any earned and unpaid amounts through the termination.
For purposes of this Engagement Contract, “Cause” shall mean if (i) any of the officers or directors of the Company or the officers, directors, principals or other management level employees of FTI is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony, (ii) any of the officers of the Company willfully disobeys a lawful direction of the Board of Directors; or (iii) a material breach of any of FTI’s or the Company’s material obligations under this Engagement Contract which is not cured within thirty (30) days of the written notice to breaching party describing in reasonable detail the nature of the alleged breach.
If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.
This Engagement Contract and each related confidentiality agreement constitute the entire understanding between the parties with respect to the subject matter and supercede all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

10. Governing Law and Jurisdiction
This Engagement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Courts of New York shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.
11. Notice
All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of Greg Rayburn, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices required or permitted to be delivered under this Engagement Contract shall also be sent to the Board of Directors to such addresses that are given in writing. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.
12. All Other Agreements Superseded
This letter supersedes all previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services including any and all contracts and relationships that may exist or have existed to date between FTI and the Company, and specifically including that certain engagement letter between the Company and FTI dated January 29, 2008.
13. Continuation of Terms
The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.
14. Citation of Engagement
Notwithstanding anything to the contrary contained herein, after the engagement of FTI becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by FTI, at its own expense, in financial and other newspapers or otherwise.

15. Jay Alix & Associates Protocol
FTI and the Company specifically acknowledge the Jay Alix & Associates Protocol (the “Protocol”) imposed by the United States Trustee and the United States Bankruptcy Court barring a financial advisory firm from serving in multiple roles on behalf of a debtor in possession in a Chapter 11 restructuring. FTI and the Company acknowledge that in the event of a Chapter 11 filing on behalf of the Company, the Protocol will apply such that an application to retain FTI as COO pursuant to this Engagement Contract and the appropriate 11 U.S.C. Section will likely be made. Thus, the Company engages FTI in a single capacity, solely as COO, to provide the Services set forth herein, so as to comply (among other things) with the Protocol.
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     We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Greg Rayburn at (212)499-3622.

Very truly yours,

FTI Consulting Inc.

By	/s/ Greg Rayburn
Greg Rayburn
Senior Managing Director

Date	4/8/2008

Agreed by: Syntax-Brillian Corporation

By	/s/ James Li
James Li
CEO

Date	4/8/2008